CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2025, relating to the financial statements and financial highlights of Roundhill Ball Metaverse ETF, Roundhill Cannabis ETF, Roundhill Magnificent Seven ETF, Roundhill Sports Betting & iGaming ETF, and Roundhill Video Games ETF, each a series of Listed Funds Trust, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
April 23, 2025